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                                                                 Exhibit (p)(ii)

                                 BESSEMER TRUST
                            PERSONAL TRADING POLICY

PERSONAL TRADING POLICY

INTRODUCTION

The Bessemer Group, Incorporated and its subsidiaries have adopted policies with respect to business ethics and conflicts of interest generally. This Personal Trading Policy ("Policy") has been adopted by and is applicable to The Bessemer Group, Incorporated; Bessemer Trust Company, N.A. ("BTNA"); Bessemer Trust Company ("BTC"); Bessemer Trust Company of Florida; Bessemer Trust Company of California, National Association; Bessemer Trust Company (Cayman) Limited; Bessemer Group (U.K.) Limited; Bessemer Trust Company (U.K.) Limited; Bessemer Investor Services, Inc.; Bessemer Investment Management LLC; Brundage, Story and Rose LLC and Fifth Avenue Alternative Investments LLC (collectively, "Bessemer"). This Policy is supplemental to the general Bessemer business ethics and conflicts of interest policies and will be interpreted and applied in a manner consistent with such policies.

I.   GENERAL PRINCIPLES

     A.   Client Interests Come First

     Every director, officer and employee of Bessemer owes a fiduciary duty to the investment management and advisory clients of Bessemer (collectively, the "Clients"). This means that in every decision relating to investment activities, such persons must act in a manner that ensures that at all times the Clients' interests are placed ahead of any personal interest of such person.

     B.   Avoid Actual and Potential Conflicts of Interest

     The restrictions and requirements of this Policy are designed to ensure that the personal securities transactions of directors, officers and employees of Bessemer are conducted in a manner that avoids any actual or potential conflict of interest or any abuse of such person's position of trust and responsibility.

     C.   Avoiding Personal Benefit

     Directors, officers and employees of Bessemer should ensure that they do not acquire personal benefit or advantage as a result of the performance of their normal duties as they relate to Clients. Consistent with the principle that the interests of Clients must always come first is the fundamental policy that personal advantage derived from actions, judgments or advice taken or given on behalf of Bessemer is to be avoided.

II.  OBJECTIVE

     Bessemer's policies and practices are intended to ensure that prudent standards of fiduciary duty and conduct are consistently observed across all Bessemer companies. Section 17j-1 of the Investment Company Act of 1940, as amended (the "Investment Company Act"), makes it unlawful for certain persons associated with investment companies to engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of a security held or proposed to be acquired by an investment company. In addition, Section 204A of the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), requires investment advisers to establish, maintain and enforce written policies and procedures designed to prevent misuse of material non-public information. The objective of this Policy is to ensure that directors, officers and employees of Bessemer conduct themselves in accordance with the general principles set forth above, as well as to ensure that directors, officers and employees of Bessemer do not engage in conduct prohibited by applicable banking regulations, the Investment Company Act, the Investment Advisers Act, or other applicable regulations.

III. DEFINITIONS

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     A.   "Access Person," means, with respect to the above-named entities, any
          Bessemer Employee (as defined below) who, in connection with such person's regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales. "Access Person" will normally include all Bessemer employees who, in the normal course of their duties, participate in or obtain information concerning a Volume Program on behalf of a Client.

     B. "Beneficial Ownership" is interpreted in the same manner as it is under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder, which includes "any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in" a security. The term "pecuniary interest" is further defined to mean "the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities." "Beneficial Ownership" includes (i) securities held by members of a person's immediate family sharing the same household; "immediate family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, and (ii) a right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable. Any report required to be made by this Policy may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

     C. "Bessemer Employee" includes any director, officer or employee of Bessemer; provided that "Bessemer Employee" shall not include any director of Bessemer who is not involved in the active management of any Bessemer company.

     D.   "Board of Directors" means the directors of Bessemer.

     E.   "Chief Compliance Officer" is the individual set forth in Exhibit A.

     F. "Client" means each Bessemer client, including trust accounts, whose assets are invested in any common fund, collective fund, investment management or investment advisory account with respect to which Bessemer exercises investment discretion or provides investment advice, and any investor in a Bessemer-advised mutual fund.

     G. "Code of Ethics Review Committee" consists of the individuals set forth in Exhibit A.

     H. "Covered Security" refers not only to notes, stocks, bonds, debentures and the other instruments set forth in Section 2(a)(36) of the Investment Company Act but also to any instrument into which such instrument may be converted or exchanged, any warrant of any issuer that has issued the instrument and any option written relating to such instrument, provided, however, that it does not include: (a) any direct obligation of the United States Government, (b) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares issued by any open-end investment companies registered under the Investment Company Act.

     I. "Employee Account" means any brokerage account in which a Bessemer Employee has any Beneficial Ownership.

     J.   "General Counsel" is the individual set forth in Exhibit A.

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     K.   "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, as amended (the "Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

     L. "Investment Manager" means any person who exercises investment discretion on behalf of a Client, including those persons who are involved in determining, or have knowledge concerning, the composition of the portfolios of the Bessemer common funds or Bessemer mutual funds. "Investment Manager" will normally include all officers and employees of Bessemer Investment Management LLC and all members of the Investment Policy and Strategy Committee of BTNA and BTC.

     M. "Limited Offering" is an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) of the Securities Act or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

     N. "Volume Program" means a purchase or sale program during which Bessemer is purchasing or selling Covered Securities across all Client accounts over which Bessemer exercises investment discretion. A "Volume Program" is a purchase or sale of positions in connection with a global investment decision and specifically does not include rebalancing or liquidity transactions in the Bessemer common trust funds or Bessemer mutual funds.

IV.  STANDARDS OF CONDUCT FOR PERSONAL SECURITIES TRANSACTIONS

     A.   Bessemer Employee Brokerage Accounts

               1. All brokerage accounts in which each Bessemer Employee has Beneficial Ownership must be maintained through an approved broker dealer. Specific permission to maintain accounts at other broker dealers may be granted by the Chief Compliance Officer or General Counsel in consultation with the Code of Ethics Review Committee.

               2. Bessemer Employees shall obtain written consent from the Bessemer Compliance Department before opening a brokerage account.

               3. On his or her date of hire, each Bessemer Employee must identify and disclose to the Compliance Department, in writing, any and all brokerage accounts in which he or she has Beneficial Ownership. The Compliance Department shall direct, and the employee shall consent in writing to such direction, the brokerage firm to provide duplicate confirmations and/or account statements to the Compliance Department.

               4. If any newly hired Bessemer Employee maintains accounts at a non-approved broker dealer, such person must transfer any and all such accounts to an approved broker dealer within 120 days from their date of hire.


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B.   Pre-Clearance

          1. Except as set forth below, all Bessemer Employees must pre-clear all purchases or sales of Covered Securities in their Employee Accounts through the Compliance Department. The Compliance Department will clear such trades against the current "watch list" and any open Volume Program; for these purposes, a Volume Program will be deemed to be open until the end of the second full business day following completion of the Volume Program.

          2.   Securities not subject to the Pre-clearance Requirement

               Persons otherwise subject to pre-clearance are not required to pre-clear the acquisition of the following Covered Securities:

               (a) Covered Securities acquired through automatic reinvestment plans.

               (b)  Covered Securities acquired through employee purchase plans.

               (c) Covered Securities acquired through the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired

               (d) A purchase or sale of Covered Securities that (i) is non-volitional on the part of the Employee (for example, a purchase or sale effected by an investment manager for a pension or retirement plan, other than an individual retirement account, in which an Employee is a beneficiary) or (ii) is made in an Employee Account over which the Bessemer Employee has provided investment discretion to an independent third party or over which the Bessemer Employee does not in fact exercise investment discretion; provided that with respect to Employee Accounts covered by clause
                    (ii), the Bessemer Employee shall have certified in writing that the Bessemer Employee does not exercise investment discretion for such Employee Accounts. The foregoing notwithstanding, the Chief Compliance Officer may require pre-clearance of such purchases and sales if he or she determines such pre-clearance is necessary to carry out the purposes of this policy.

               (e) Bessemer common stock (including exercise of stock option grants). Note that the restrictions imposed by Bessemer on senior management and other persons in connection with transactions in such stock are not affected by this exemption.

          3. Pre-cleared securities transactions must be effected on a timely basis.

               (a) All approved Covered Securities transactions must take place between the hours of 9:30 a.m. and 4:00 p.m. (New York time). Trading after hours is prohibited. If the transaction is not completed between 9:30 a.m. and 4:00 p.m. on the date of pre-clearance, a new pre-clearance must be obtained.

               (b) Purchases through an issuer's direct purchase plan must be pre-cleared on the date the purchaser writes the check to the issuer's agent. Authorization for purchases through an issuer's direct purchase plan are effective until the issuer's agent purchases the Covered Securities.

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          4.   Pre-clearance Procedure

               Bessemer Employees shall pre-clear their transactions by telephoning the appropriate person or persons in the Compliance Department as set forth in Exhibit A. The Compliance Department shall pre-clear the purchase or sale of a Covered Security if the transaction does not violate this Policy. In this regard, the Compliance Department shall:

               (a) Verify that the transaction is in compliance with this Policy.

               (b)  Sign the Trade Authorization Form.

               (c) Communicate authorization of the trade to the Bessemer Employee.

               (d) Verify the time at which the trade authorization is communicated to the Bessemer Employee by the Compliance Department on the Trade Authorization Form.

               (e) Maintain the originally executed Trade Authorization Form; a copy of the executed Trade Authorization Form will be forwarded to the Bessemer Employee.

               (f) Review all Bessemer Employee duplicate confirmations and statements to verify that all personal transactions in Covered Securities have been properly pre-cleared.

C.   Other Restrictions

          1. Bessemer Employees shall not sell a Covered Security purchased within the 30 calendar days previous to the trade date, except that a Covered Security held for at least 10 business days from the trade date may be sold at a loss or no gain. Any profits realized on trades executed within the 30-day holding period shall be disgorged to Bessemer or a charitable organization as determined by the Chief Compliance Officer.

          2. Bessemer Employees are prohibited from trading in futures, options on futures, and forward contracts. Bessemer Employees may trade listed equity and index options and equity warrants, however there is a 30- day holding period from the trade date. In addition, Bessemer Employees are prohibited from trading in warrants or options (with the exception of listed warrants or options) on physical commodities and currencies.

          3. Bessemer Employees shall not enter into limit orders that extend beyond one day.

          4. Bessemer Employees are prohibited from the following activities unless they have obtained prior written approval from the Compliance Department and Code of Ethics Review Committee:

               (a) Purchasing a Covered Security in a private placement or any other Limited Offering.

               (b) Purchasing Covered Securities during an initial public offering.

          5.   Annual Reporting - Bessemer Employees shall furnish:

               (a) A report or equivalent information to the Chief Compliance Officer showing (i) the date of the report, (ii) the name, class and number of

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                    shares, principal amount, interest rate and maturity date
                    (if applicable) of each Covered Security in which the Bessemer Employee has Beneficial Ownership as of a date no more than 30 days prior to the date of the report, and (iii) the name of any broker, dealer or bank with an account holding any securities in which the Bessemer Employee has Beneficial Ownership as of a date no more than 30 days prior to the date of the report.

               (b) With respect to any transactions in Covered Securities that the Bessemer Employee has made in the previous year in which the Bessemer Employee had Beneficial Ownership, a report showing (i) the date of the report; (ii) the date of the transaction, the name, class and number of shares, principal amount, interest rate and maturity date (if applicable), of each Covered Security involved; (iii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (iv) the price at which the transaction was effected; and (v) the name of the broker, dealer or bank with or through which the transaction was effected.

               (c) With respect to any account established by the Bessemer Employee in which any securities were held during the year in which the Bessemer Employee had Beneficial Ownership, a report showing (i) the date of the report; (ii) the name of the broker, dealer or bank with which established the account; and (iii) the date the account was established.

               (d) Exclusion: A Bessemer Employee need not make an annual transaction report and need only file a certification if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Department.

D.   Additional Responsibilities of Access Persons

     In addition to the requirements set forth above, the following prohibitions and reporting obligations are applicable to Access Persons.

          1. Initial Reporting: Within ten days after becoming an Access Person, each Access Person shall furnish a report to the Chief Compliance Officer showing (i) the date of the report, (ii) the name, class and number of shares, principal amount, interest rate and maturity date (if applicable), of each Covered Security in which the Access Person has Beneficial Ownership on the date such person became an Access Person and (iii) the name of any broker, dealer or bank with an account holding any securities in which the Access Person has Beneficial Ownership as of the date such person became an Access Person.

          2. Quarterly Reporting: On a calendar quarterly basis, each Access Person shall furnish a report or equivalent information to the Chief Compliance Officer within ten days after the end of each calendar quarter, on forms sent to the Access Person each quarter:

               (a) With respect to any transactions in Covered Securities in the previous calendar quarter in which the Access Person had Beneficial Ownership, a report showing (i) the date of the report; (ii) the date of the transaction, the name, class and number of shares, and the principal amount, interest rate and maturity date (if applicable) of each Covered Security involved; (iii) the nature of the transaction (i.e., purchase, sale or any other type of

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                                 BESSEMER TRUST
                            PERSONAL TRADING POLICY

                    acquisition or disposition); (iv) the price at which the transaction was effected; and (v) the name of the broker, dealer or bank with or through which the transaction was effected; and

               (b) With respect to any account established during the past quarter in which any securities were held during the quarter in which the Access Person had Beneficial Ownership, a report showing (i) the date of the report; (ii) the name of the broker, dealer or bank with which established the account; and (iii) the date the account was established.

               (c) Exclusion: An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements received by the Compliance Department.

E.   Additional Responsibilities of Investment Managers

     In addition to the requirements set forth above for Bessemer Employees and Access Persons, Investment Managers may not buy or sell a Covered Security within seven calendar days before the commencement [or prior to the third business day after completion] of any Volume Program.

F.   Exceptions

          1. Notwithstanding the foregoing, the Chief Compliance Officer or his or her designee, in keeping with the general principles and objectives of this Policy, may refuse to grant clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal.

          2. Upon proper request from a Bessemer Employee, the Chief Compliance Officer, in consultation with the Code of Ethics Review Committee (the "Committee"), will consider granting a waiver from any restriction or procedure contained herein, when a Bessemer Employee makes a written request for such waiver explaining why such restriction or procedure causes a hardship for such Bessemer Employee. The Chief Compliance Officer and/or General Counsel will in their discretion determine whether the request is appropriate for consideration by the Committee. The Committee shall meet on an ad hoc basis, as the Chief Compliance Officer and/or General Counsel deem necessary, to consider and act on Bessemer Employees' written requests for waivers. Decisions regarding the granting of waivers are within the sole discretion of the Committee.

V.   ADMINISTRATION OF THE CODE

     A. The administration of this Policy shall be the responsibility of the Chief Compliance Officer or his or her designee whose duties shall include:

          1. Continuously maintaining a list of all current Bessemer Employees and Access Persons and Investment Managers who are under a duty to make reports or pre-clear transactions under this Policy.

          2. Providing each Bessemer Employee a copy of this Policy and informing them of their duties and obligations hereunder.

          3. Reviewing all quarterly securities transactions and holdings reports required to be filed pursuant to this Policy, and maintaining a record of such review, including the name of the Compliance personnel performing the review.

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          4.   Reviewing all initial and annual securities position reports required to be filed pursuant to this Policy, and maintaining a record of such review, including the name of the Compliance personnel performing the review.

          5. Maintaining listings of all transactions effected by persons subject to reporting requirements under this Policy and comparing such transactions with completed portfolio transactions of Bessemer's Client to determine whether a violation of this Policy may have occurred.

          6. Conducting such inspections or investigations as shall reasonably be required to detect and report any apparent violations of this Policy to any person or persons appointed by Bessemer to deal with such information and to Bessemer's mutual funds' Boards of Directors/Trustees.

          7. Submitting a written report, no less frequently than annually, to the Board of Directors/Trustees of each of the Bessemer entities and mutual funds containing a description of issues arising under this Policy or procedures since the last report, including, but not limited to, material violations of this Policy or procedures and sanctions imposed in response to material violations.

          8. Submitting a certification, no less frequently than annually, to the Board of Directors of each of the Bessemer entities and mutual funds that it has adopted procedures reasonably necessary to prevent Bessemer Employees and Access Persons from violating this Policy.

VI.  RECORDS

     Bessemer shall maintain the following records:

A. A copy of any code of ethics adopted by each Bessemer entity that is or has been in effect during the past five years must be maintained in an easily accessible place;

B. A copy of any record or report of any violation of the code of ethics of such entity and any action taken thereon must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

C. A copy of each report made by a Bessemer Employee or Access Person as required by this Policy and all Trade Authorization Forms, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

D. A record of all persons, currently or within the past five years, who are or were required to make reports under this Policy, and who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

E. A copy of each written report required to be provided to the Board of Directors/Trustees of each of the Bessemer entities and mutual funds containing a description of issues arising under this Policy or procedures since the last report, including, but not limited to, material violations of this Policy or procedures and sanctions imposed in response to material violations, must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

F. A record of any decision, and the reasons supporting the decision, to approve the acquisition by a Bessemer Employee of securities in an Initial Public Offering or in a Limited Offering.

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                            PERSONAL TRADING POLICY

G. A copy of any decision by the Committee to approve a waiver from any restriction or procedure contained in this Policy.

VII.   SANCTIONS

       Upon discovering a violation of this Policy, the Compliance Department shall notify the Chief Executive Officer and the General Counsel. The Chief Executive Officer may impose such sanctions as he deems appropriate, including, but not limited to, a reprimand (orally or in writing), fine, .disgorgement, demotion, or suspension or termination of employment. The Chief Executive Officer will impose such sanctions in consultation with the General Counsel and if necessary the Code of Ethics Review Committee.

VIII.  APPROVAL POLICY

       Bessemer shall provide to the Board of Directors of each of the Bessemer entities the following:

              1.     A copy of this Policy for such Board's review and approval.

              2.     Promptly, a copy of any amendments to this Policy.

              3. Certification, no less frequently than annually that the adopted procedures are reasonably designed to prevent Access Persons from violating this Policy.

              4. Prior to adopting this Policy, the Board of Directors of each of the Bessemer entities, reviewed and approved this Policy, including all procedures or provisions related to the enforcement of this Policy. The Board based its approval of this Policy on, among other things, (i) a certification from Chief Compliance Officer that the procedures are reasonably designed to prevent violations of this Policy and (ii) a determination that this Policy is adequate and contains provisions reasonably necessary to ensure that Access Persons will not engage in any conduct prohibited by applicable banking regulations and other applicable laws and regulations.

IX.  ACKNOWLEDGMENT AND CERTIFICATION

       All Bessemer Employees are required to acknowledge receipt of, and indicate their agreement to abide by the terms of, this Policy.

       In addition, Bessemer Employees will be required to certify annually that
       (i) they have read and understand the terms of this Policy and recognize their obligations under this Policy, and (ii) they are in compliance with the requirements of this Policy.

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Exhibit A     PERSONAL TRADING POLICY DEFINITIONS

I.     "Chief Compliance Officer" is Don Andrews.

II. "Code of Ethics Review Committee" shall consist of the Chief Compliance Officer, General Counsel, and their designees.

III.   "General Counsel" is Richard R. Davis.

IV. Pre-Clearance - The persons in the Compliance Department to pre-clear securities in an Employee
       Account are:
       Harris Bogner                212-708-9257
       Carolyn Wambold              212-651-1050


V.     Questions:
       Don Andrews                  212-708-9156
       Harris Bogner                212-708-9257
       John Hederman                212-708-9367
       Laura E. Korfmann            212-708-9289
       Steven L. Williamson         212-708-9102

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